Filed Pursuant to Rule 433 Registration Statement No. 333-178948 Supplementing the Preliminary Prospectus Supplement dated January 10, 2012 (To Prospectus dated January 10, 2012)

$400,000,000

The Valspar Corporation

4.200% Senior Notes due 2022

Final Term Sheet

January 10, 2012

Issuer:	The Valspar Corporation

Long-Term Debt Ratings*:	Moody’s: Baa2 (Stable Outlook); S&P: BBB (Stable Outlook)

Type of Offering:	SEC Registered (No. 333-178948)

Listing:	None

Trade Date:	January 10, 2012

Settlement Date (T+3):	January 13, 2012

Title of Securities:	4.200% Senior Notes due 2022

Aggregate Principal Amount Offered:	$400,000,000

Maturity Date:	January 15, 2022

Interest Payment Dates:	Semi-annually on January 15 and July 15, beginning on July 15, 2012.

Coupon (Interest Rate):	4.200% per annum

Price to Public (Issue Price):	99.854% of principal amount

Yield to Maturity:	4.218%

Benchmark Treasury:	UST 2.00% due November 15, 2021

Benchmark Treasury Price and Yield:	100-9; 1.968%

Spread to Benchmark Treasury:	2.25% (225 basis points)

Optional Redemption:

The Notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, prior to October 15, 2021, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.30% (30 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

At any time on or after October 15, 2021, the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the redemption date.

Change of Control Offer:	If a “change of control repurchase event” occurs, the Issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the repurchase date (all as described in the Issuer’s Preliminary Prospectus Supplement dated January 10, 2012 relating to the Notes).

Denominations:	$2,000 x $1,000

CUSIP/ISIN Number:	920355 AG9 / US920355AG93

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

ANZ Securities, Inc.

PNC Capital Markets LLC

Comerica Securities, Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Conflicts of Interest:	A portion of the proceeds from this offering will be used to repay borrowings under our commercial paper program. Affiliates of certain of the co-managers are dealers under the commercial paper program and may receive an amount in excess of 5% of the net proceeds from this offering. Such payments constitute a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority (FINRA). Because the notes offered hereby are investment grade rated, no “qualified independent underwriter” is required to be appointed in connection with the offering. However, as required by FINRA Rule 5121, no sale of the notes offered hereby will be made by any affected underwriter to an account over which it exercises discretion without the prior specific written consent of the account holder.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, or any underwriter or any dealer participating in the offering, will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1–877–649–6848 or U.S. Bancorp Investments, Inc. toll-free at 1–877–558–2607.

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